TheStreet Reports First Quarter 2015 Results

Revenue Grew 17% Year-Over-Year

NEW YORK, May 7, 2015 /PRNewswire/ -- TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, today reported financial results for the first quarter 2015. The Company reported revenue of $16.9 million, net loss of ($1.0) million and Adjusted EBITDA(1) of $592 thousand.

Revenue in the first quarter of 2015 was $16.9 million, an increase of 17% from $14.4 million in the prior year period. Subscription Services revenue in the first quarter was $14.1 million, an increase of 23% compared to the prior year period primarily due to revenue from BoardEx and modest growth in subscription newsletters and The Deal. Media revenue in the first quarter was $2.8 million, a decrease of 5% compared to the prior year period. The decrease was expected since the Company is reducing available inventory for advertising as we focus on enhancing user experience on our free sites.

"First quarter 2015 performance reflects our strategy of transforming TheStreet, Inc. into a subscription business leader with strategic media focus. Through last year's acquisition of BoardEx, we successfully doubled the size of our institutional business," said Elisabeth DeMarse, Chairman, President and Chief Executive Officer.

"For the remainder of 2015, we will continue on our path to profitability by focusing on strengthening our synergies among our subscription businesses and improving our user experience on the free sites. We are well positioned for immediate and long-range future growth and ready to take advantage of market opportunities," concluded DeMarse.

Operating expenses for first quarter were $17.6 million, an increase of 13% compared to the prior year period primarily due to including BoardEx specific operating expenses.

Net loss for the first quarter was ($1.0) million, compared to ($1.1) million in the prior year period. The Company reported basic and diluted net loss per share attributable to common stockholders of ($0.03) for the first quarter compared to a net loss per share of ($0.04) for the prior year period. Adjusted EBITDA for the first quarter was $592 thousand, compared to $18 thousand for the prior year period.

The company generated $845 thousand in operating cash flow during the first quarter resulting in a cash balance of $33.7 million at March 31, 2015, compared to $32.5 million at December 31, 2014. The Company ended the first quarter with cash and cash equivalents, restricted cash and marketable securities of $36.5 million.

Selected Operating Metrics

•	For total Subscription Services:
•	Bookings were $14.6 million for the first quarter, which includes the impact of BoardEx, an increase of 14% from the prior year period.
•	Bookings for the trailing four quarters were $51.4 million, compared to $46.2 million in the prior period, an increase of 11%.
•	For Subscription Newsletters(2):
•	The number of paid subscriptions at the end of the period was 83,600, an increase of 1% from the prior year period, and was approximately the same sequentially.
•	Average revenue per user for the first quarter increased by less than 1% compared to the prior period, and was approximately the same sequentially.
•	Average monthly churn was 5% for the first quarter, compared to 3% in the prior year period and 3% sequentially(3). This increase was the result of higher than normal cancellations due to last year's promotion activity. We expect this high churn rate to stabilize at a lower rate.

Conference Call Information

TheStreet will discuss its financial results for the first quarter today at 4:30 p.m. ET.

To participate in the call, please dial (888) 337-8169 (domestic) or (719) 785-1753 (international).  The Conference ID number is 5712669. This call is being webcast and can be accessed in the Investor Relations section of TheStreet website at
http://investor-relations.thestreet.com/events.cfm.  A replay of the webcast will be available on our website.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, Action Alerts PLUS and MainStreet. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control and through its BoardEx product, director and officer profiles. To learn more, visit www.thedeal.com and www.boardex.com. RateWatch, the Company's business unit that provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Non-GAAP Financial Information

(1) To supplement the Company's financial statements presented in accordance with generally accepted accounting principles ("GAAP"), the Company uses non-GAAP measures of certain components of financial performance, including "EBITDA," "Adjusted EBITDA" and "free cash flow."  EBITDA is adjusted from results based on GAAP to exclude interest, income taxes, depreciation and amortization.  This non-GAAP measure is provided to enhance investors' overall understanding of the Company's current financial performance and its prospects for the future.  Specifically, the Company believes that the non-GAAP EBITDA results are an important indicator of the operational strength of the Company's business and provide an indication of the Company's ability to service debt and fund acquisitions and capital expenditures.  EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations.  Adjusted EBITDA further eliminates the impact of non-cash stock compensation, restructuring, transaction related costs and other charges affecting comparability.  A limitation of these measures, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses.  Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets and investment spending levels.  "Free cash flow" means net loss plus non-cash expenses net of gains/losses on dispositions of assets, less changes in operating assets and liabilities and capital expenditures.  The Company believes that this non-GAAP financial measure is an important indicator of the Company's financial results because it gives investors a view of the Company's ability to generate cash.

(2) Subscription newsletters includes investing newsletters and excludes subscriptions from The Deal, DealFlow Media, BoardEx and Rate Watch.

(3) Average monthly churn rate is defined as subscriber terminations/expirations in the quarter divided by the sum of the beginning subscribers and gross subscriber additions for the quarter, then divided by three.  Subscriptions that are on a free-trial basis are not regarded as added or terminated unless the subscription is active at the end of the free-trial period.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements regarding the recent acquisition of BoardEx, growth initiatives and expectations for 2015.  Such forward-looking statements are subject to risks and uncertainties, including those described in the Company's filings with the Securities and Exchange Commission ("SEC") that could cause actual results to differ materially from those reflected in the forward-looking statements.  Factors that might contribute to such differences include, among others, economic downturns and the general state of the economy, including the financial markets and mergers and acquisitions environment, our ability to drive revenue, and increase or retain current subscription revenue, our ability to improve the user experience and optimize our free sites and generate new subscription revenue; our ability to successfully integrate BoardEx and other acquisitions; our ability to develop new products; competition and other factors set forth in our filings with the SEC, which are available on the SEC's website at www.sec.gov.  All forward-looking statements contained herein are made as of the date of this press release.  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences.  The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

THESTREET, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS	March 31, 2015	December 31, 2014
Current Assets:
Cash and cash equivalents	$33,698,585	$32,459,009
Marketable securities	—	2,009,240
Accounts receivable, net of allowance for doubtful
accounts of $318,141 at March 31, 2015 and $318,141 at
December 31, 2014	3,854,796	5,103,899
Other receivables	533,235	549,933
Prepaid expenses and other current assets	1,535,231	987,693
Restricted cash	639,750	639,750
Total current assets	40,261,597	41,749,524

Property and equipment, net of accumulated depreciation
and amortization of $4,197,278 at March 31, 2015
and $4,003,538 at December 31, 2014	2,780,240	2,926,825
Marketable securities	1,540,000	1,560,000
Other assets	292,788	77,052
Goodwill	43,590,079	44,810,467
Other intangibles, net of accumulated amortization of $13,597,451
at March 31, 2015 and $12,896,782 at December 31, 2014	19,558,739	20,147,209
Restricted cash	661,250	661,250
Total assets	$108,684,693	$111,932,327

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,634,314	$2,474,737
Accrued expenses	4,447,869	6,279,082
Deferred revenue	27,833,184	26,427,816
Other current liabilities	1,078,365	1,241,508
Total current liabilities	35,993,732	36,423,143
Deferred tax liability	914,676	728,899
Other liabilities	7,036,691	6,910,175
Total liabilities	43,945,099	44,062,217

Stockholders' Equity:
Preferred stock; $0.01 par value; 10,000,000 shares
authorized; 5,500 shares issued and 5,500 shares
outstanding at March 31, 2015 and December 31, 2014;
the aggregate liquidation preference totals $55,000,000 as of
March 31, 2015 and December 31, 2014	55	55
Common stock; $0.01 par value; 100,000,000 shares
authorized; 41,092,026 shares issued and 34,847,556
shares outstanding at March 31, 2015, and 41,967,369
shares issued and 34,727,641 shares outstanding at
December 31, 2014	420,920	419,674
Additional paid-in capital	271,321,195	271,943,049
Accumulated other comprehensive loss	(1,749,831)	(227,476)
Treasury stock at cost; 7,244,470 shares at March 31, 2015
and 7,239,728 shares at December 31, 2014	(12,919,684)	(12,908,943)
Accumulated deficit	(192,333,061)	(191,356,249)
Total stockholders' equity	64,739,594	67,870,110

Total liabilities and stockholders' equity	$108,684,693	$111,932,327

THESTREET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2015	2014
Net revenue:
Subscription services	$14,097,062	$11,449,867
Media	2,792,987	2,939,211
Total net revenue	16,890,049	14,389,078

Operating expense:
Cost of services	8,323,691	7,737,965
Sales and marketing	4,511,089	4,101,285
General and administrative	3,787,871	2,978,570
Depreciation and amortization	978,236	735,861
Total operating expense	17,600,887	15,553,681
Operating loss	(710,838)	(1,164,603)
Net interest (expense) income	(33,533)	38,478
Net loss before income taxes	(744,371)	(1,126,125)
Provision for income taxes	232,441	—
Net loss	(976,812)	(1,126,125)
Preferred stock cash dividends	96,424	96,424
Net loss attributable to common stockholders	$(1,073,236)	$(1,222,549)

Basic and diluted net loss per share:
Net loss attributable to common stockholders	$(0.03)	$(0.04)

Cash dividends declared and paid per common share	$0.025	$0.025

Weighted average basic and diluted shares outstanding	34,779,165	34,206,260

Reconciliation of net loss to adjusted EBITDA - see note (1):
Net loss	$(976,812)	$(1,126,125)
Provision for income taxes	232,441	—
Net interest expense (income)	33,533	(38,478)
Depreciation and amortization	978,236	735,861
EBITDA	267,398	(428,742)
Stock based compensation	373,391	446,630
Recovery of previously impaired investment	(48,405)	—
Adjusted EBITDA	$592,384	$17,888

 THESTREET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(976,812)	$(1,126,125)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Stock-based compensation expense	373,391	446,630
Provision for doubtful accounts	50,013	43,821
Depreciation and amortization	978,236	735,861
Deferred taxes	185,777	—
Deferred rent	(81,949)	(81,286)
Changes in operating assets and liabilities:
Accounts receivable	1,188,264	794,719
Other receivables	16,698	(139,890)
Prepaid expenses and other current assets	(549,954)	(49,256)
Other intangibles	—	(9,675)
Other assets	(215,314)	(21,254)
Accounts payable	162,968	543,427
Accrued expenses	(1,836,116)	(656,435)
Deferred revenue	1,544,495	1,901,500
Other current liabilities	(218,161)	40,141
Other liabilities	223,146	—
Net cash provided by operating activities	844,682	2,422,178

Cash Flows from Investing Activities:
Sale and maturity of marketable securities	2,005,484	3,304,864
Capital expenditures	(672,791)	(340,785)
Net cash provided by investing activities	1,332,693	2,964,079

Cash Flows from Financing Activities:
Cash dividends paid on common stock	(909,106)	(860,016)
Cash dividends paid on preferred stock	(96,424)	(96,424)
Proceeds from the exercise of stock options	391	118,546
Shares withheld on RSU vesting to pay for withholding taxes	(10,741)	(33,783)
Net cash used in financing activities	(1,015,880)	(871,677)

Effect of exchange rate changes on cash and cash equivalents	78,081	—

Net increase in cash and cash equivalents	1,239,576	4,514,580
Cash and cash equivalents, beginning of period	32,459,009	45,443,759
Cash and cash equivalents, end of period	$33,698,585	$49,958,339

Reconciliation of net loss to free cash flow - see note (1):
Net loss	$(976,812)	$(1,126,125)
Noncash expenditures	1,505,468	1,145,026
Changes in operating assets and liabilities	316,026	2,403,277
Capital expenditures	(672,791)	(340,785)
Free cash flow	$171,891	$2,081,393

CONTACT: John Ferrara, Chief Financial Officer, TheStreet, Inc., 212-321-5234, ir@thestreet.com; John Evans, Investor Relations, PIR Communications, 415-309-0230, ir@thestreet.com